Exhibit 99.1

October 31, 2005
Verso Reports Third Quarter 2005 Results

ATLANTA, Georgia – Verso Technologies, Inc. (Nasdaq: VRSOD), a leading provider of packet-based solutions, announced today its financial results for the third quarter of 2005.

The company reported revenue of $8.3 million for the third quarter of 2005. EBITDA from continuing operations (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) excluding the restructuring charge of $340,000, was a negative $2.3 million. The net loss for the third quarter of 2005 was $4.6 million, or $.17 per share.

Total revenue for the third quarter of 2005 was $8.3 million, an increase of 19% from the $7.0 million recorded in the third quarter of 2004. Revenue from the packet-based technologies group segment was $6.2 million, up 48% from the $4.2 million recorded in the third quarter of 2004. Sales closed and invoiced for the quarter for the Company’s NetPerformer, I-Master and Softswitch products and services were more than 20% higher in the third quarter of 2005 than the second quarter of 2005. Revenue growth from the packet-based technologies group segment in the third quarter was not as significant as the growth in sales closed and invoiced, primarily due to I-Master revenue sold and deferred in the first quarter of 2005, but recognized as revenue in the second quarter of 2005.

The advanced application services segment revenues were $2.1 million for the third quarter of 2005, compared to $2.8 million for the third quarter of 2004, a decline of 24%. Although the company had anticipated a decline in revenue from the third quarter of 2004 to the third quarter of 2005, the decline in the third quarter of 2005 was greater than anticipated.

Gross profit margin improved to 45% of sales for the third quarter of 2005 at $3.7 million, compared to 44% of sales, at $3.0 million, for the third quarter of 2004. Total operating expenses for the third quarter of 2005 were $7.1 million, and included reorganization costs of $340,000 related to the severance of a senior executive. In the third quarter of 2004, operating expenses were $8.4 million. EBITDA from continuing operations, excluding reorganization costs, for the third quarter of 2005 was a loss of $2.3 million compared to the third quarter of 2004 where EBITDA from continuing operations was a loss of $4.5 million.

Interest expense in the third quarter of 2005 was $1.3 million, up from $255,000 in the third quarter of 2004. The increase in the interest expense did not impact the cash flow in the quarter and is due primarily to the non-cash amortization of loan fees and the discount on convertible debentures.

The company had a net loss of $4.6 million, or $.17 per share, for the third quarter of 2005. The weighted average shares outstanding for the third quarter of 2005 were 27.0 million shares and reflect the 1 for 5 reverse stock split, which became effective on October 11, 2005. All prior periods' per share calculations have been recalculated on a pro forma basis to reflect the reverse stock split as if it had been effected at the beginning of each such period. In the third quarter of 2004, the company had a net loss of $7.3 million, or $.27 per share, which included $1.8 million, or $.06 per share, for discontinued operations.

As of September 30, 2005, the company had total cash of $6.7 million, of which $1.6 million was restricted. This compares to total cash at December 31, 2005 of $4.2 million. As of September 30, 2005, the company’s total debt, which consists of two issues of convertible debentures and a note payable, was $11.5 million, of which $2.6 million is due within the next 12 months. As of September 30, 2005 there were no outstanding borrowings on the $7.5 million line of credit.

“In the quarter, we continued to see increasing demand for our packet-based solutions, the growth engine for the company, and the sales team continued to execute at a high level, gaining further penetration into the deep segments in which Verso operates,” said Monty Bannerman, Verso’s chief executive officer. “Although this increasing demand created some short-term growing pains for us in the third quarter, the organization has demonstrated that it can respond quickly as it becomes more seasoned in delivering complex new applications to diverse operational environments in various markets throughout the world.”

“This quarter was also marked with many successes. We began deployment of one of the largest VoIP broadband networks in the world with our partner Aksh broadband and we won an expansion with Cable and Wireless in Panama, which is experiencing significant growth as a result of our I-Master prepaid solution. Additionally, we introduced exciting new market-driven technologies such as the Skype Peer to Peer monitoring and control application and the Metronet bundle solution for metro broadband networks. The Skype filter has generated a great deal of interest from the industry as well as our carrier customers and the Metronet bundle, despite its recent introduction, has already achieved strong market interest as evidenced by some early wins. In conclusion, we have the people, products and market demands to show continued growth and reach our goal of EBITDA profitability as soon as possible.”

Verso Third Quarter Earnings Call
The company will hold its third quarter conference call on Monday, October 31, 2005 at 5:00 p.m. ET. During this call, Verso’s senior executives will discuss the company’s financial results for the third quarter of 2005 and respond to appropriate questions.

Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. ET on October 31, 2005 through 11:59 p.m. on November 10, 2005 at 800.475.6701 for domestic callers and 320.365.3844 for international callers, the passcode is 799596.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Earnings Measurement Quality
The company provides supplemental information regarding its operational performance using certain non-GAAP financial measures which exclude from net income various non-cash and cash charges principally related to acquisitions, restructuring activities and financing transactions. The company uses “EBITDA from continuing operations excluding reorganization costs” to provide an indication of the company’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core operating results. The company believes these non-GAAP financial measures provide a good measure of performance for the company because they represent the amount realized from revenue after all operating expenses. While non-GAAP financial measures are not an alternative for generally accepted accounting principles used in the United States (“GAAP”), the company’s management uses the non-GAAP financial measures to evaluate the company’s historical and prospective financial performance in the ordinary course of business. The company believes that providing to the company’s investors the non-GAAP financial measures, in addition to the most comparable GAAP presentation, allows the investors to better evaluate the company’s progress and its financial results over time and to compare the company’s results with the results of the company’s competitors.

About Verso Technologies
Verso is a leading provider of next generation communication solutions for service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Investor Contact: Monish Bahl Vice President, Investor Relations Verso Technologies, Inc. 678.589.3579 Monish.Bahl@verso.com

VERSO TECHNOLOGIES, INC.
(Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Products	$4,697	$2,978	$12,038	$11,669
Services	3,584	3,988	11,363	13,027

Total revenue	8,281	6,966	23,401	24,696

Cost of revenue:
Products:
Product costs	2,132	1,376	5,730	4,934
Amortization of intangibles	170	68	385	206

Total cost of products	2,302	1,444	6,115	5,140
Services	2,261	2,473	6,951	7,660

Total cost of revenue	4,563	3,917	13,066	12,800

Gross profit	3,718	3,049	10,335	11,896

Operating expenses
General & administrative	2,592	3,284	7,646	9,102
Sales and marketing	1,948	2,583	6,143	6,948
Research and development	1,655	1,754	5,076	5,141
Depreciation and amortization	527	746	1,768	2,193
Reorganization costs	340	—	464	584
Reorganization costs — loss on sublease	—	—	2,550	—
Reorganization costs — stock related	—	—	—	570

Total operating expenses	7,062	8,367	23,647	24,538

Operating loss from continuing operations	(3,344)	(5,318)	(13,312)	(12,642)

Other expense, net including $1,025, $125, $1,869 and $400 of amortization of loan fees and discount on convertible debentures in each period, respectively	(1,255)	(239)	(2,621)	(710)

Loss from continuing operations before income taxes	(4,599)	(5,557)	(15,933)	(13,352)
Income taxes	—	—	—	—

Loss from continuing operations	(4,599)	(5,557)	(15,933)	(13,352)

Loss from discontinued operations	—	(1,764)	(566)	(3,986)

Net loss	$(4,599)	$(7,321)	$(16,499)	$(17,338)

Net loss per common share- basic and diluted:

Loss from continuing operations	$(0.17)	$(0.21)	$(0.59)	$(0.51)
Loss from discontinued operations	$—	$(0.06)	$(0.02)	$(0.15)

Net loss per common share- basic and diluted	$(0.17)	$(0.27)	$(0.61)	$(0.66)

Weighted average shares outstanding — basic and diluted	27,034,569	26,626,667	26,868,392	26,198,953

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS TO EBITDA FROM CONTINUING OPERATIONS EXCLUDING REORGANIZATION COSTS

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Loss from continuing operations	$(4,599)	$(5,557)	$(15,933)	$(13,352)
Add back:
Interest	1,272	255	2,569	787
Income taxes	—	—	—	—
Depreciation and amortization	527	746	1,768	2,193
Amortization of intangibles (cost of goods sold)	170	68	385	206

EBITDA from continuing operations	(2,630)	(4,488)	(11,211)	(10,166)
Reorganization costs	340	—	3,014	1,154

EBITDA from continuing operations excluding reorganization costs	$(2,290)	$(4,488)	$(8,197)	$(9,012)

SELECTED BALANCE SHEET ITEMS

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$5,055	$4,234
Restricted cash	1,620	—
Accounts receivable, net	5,154	3,961
Inventories	4,429	5,362
Current portion of assets of discontinued operations	—	8,995
Total current assets	18,859	24,003
Note receivable, net of current	2,919	—
Total assets	30,636	33,429
Convertible subordinated debentures, current	2,622	4,254
Total current liabilities	13,361	16,388
Convertible subordinated debentures, long-term	6,087	—
Notes payable	2,766	2,711
Total debt	11,475	6,965
Total liabilities	24,319	20,789
Total shareholders’ equity	6,317	12,640